Exhibit 5.1

June 19, 2020

Creative Realties, Inc.

13100 Magisterial Drive, Suite 100

Louisville, KY 40223

Re: Creative Realities, Inc., Registration Statement on Form S-3 (File No. 333- 238275)

Ladies and Gentlemen:

We have acted as counsel for Creative Realities, Inc., a Minnesota corporation (the “Company”), in connection with registration on the Company’s Registration Statement on Form S-3, Registration Statement No. 333- 238275 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement, which was declared effective on May 26, 2020, relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of, among other securities, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). We have also acted as counsel to the Company in connection with the issuance, offer and sale from time to time of up to an aggregate of $8,000,000 of Common Stock (the “Shares”), pursuant to the Sales Agreement, dated June 19, 2020 by and between the Company and Roth Capital Partners, LLC (the “Sales Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Sales Agreement, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors, and that in the future the Company does not issue shares of Common Stock, or reduce the total number of shares of Common Stock that the Company is authorized to issue under its Articles of Incorporation, such that the number of authorized but unissued shares of Common Stock under the Company’s Articles of Incorporation is less than the number of unissued Shares that may be issued for such minimum price.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and reserved for issuance and, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Sales Agreement and a Placement Notice (as defined in the Sales Agreement), will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Minnesota, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the use of this opinion as Exhibit 5.1 to a Current Report on Form 8-K of the Company filed on June 19, 2020 and to the reference to us under the caption “Legal Matters” in the prospectus supplement dated June 19, 2020 contained in the Registration Statement. In giving such consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ MASLON LLP